Exhibit 99.1

American States Water Company Announces Earnings for the First Quarter of 2014

SAN DIMAS, Calif.--(BUSINESS WIRE)--May 6, 2014--American States Water Company (NYSE:AWR) today reported net income of $11.0 million, or basic and fully diluted earnings per share of $0.28, for the quarter ended March 31, 2014, as compared to net income of $13.5 million, or basic and fully diluted earnings per share of $0.35, for the quarter ended March 31, 2013.

The table below sets forth a comparison of the first quarter diluted earnings per share by business segment, as reported:

	Q1 2014	Q1 2013	Change
Water	$0.22	$0.26	($0.04)
Electric	0.02	0.02	---
Contracted services	0.04	0.07	(0.03)
Consolidated diluted earnings	$0.28	$0.35	($0.07)

Water

For the three months ended March 31, 2014, diluted earnings from the water segment were $0.22 per share, as compared to $0.26 per share for the same period of 2013. Included in the results for the first quarter of 2013 was the impact of the one-time recovery of previously incurred costs totaling $3.1 million, or $0.05 per share, approved by the California Public Utilities Commission (“CPUC”) in 2013 as part of Golden State Water Company’s (“GSWC’s”) rate case decision. There was no similar item in the first quarter of 2014. Excluding the one-time recovery of $0.05 per share, diluted earnings from the water segment increased $0.01 per diluted share during the first quarter of 2014 as compared to the same period in 2013. The $0.01 per share increase was due to the following items:

  An increase in the water gross margin of approximately $578,000, or $0.01 per share, due primarily to second-year rate increases approved by the CPUC.
  An increase in operating expenses (excluding supply costs) of approximately $900,000, or $0.01 per share, due primarily to increases in chemical and water treatment costs, outside services costs and depreciation expense. These increases were partially offset by lower maintenance expense.
  A decrease in the water effective income tax rate for the three months ended March 31, 2014 as compared to the same period in 2013, increasing earnings by $0.01 per share. The change in the tax rate is due to changes between book and taxable income from flow-through adjustments in accordance with regulatory requirements.

Electric

For the three months ended March 31, 2014 and 2013, diluted earnings from the electric segment were $0.02 per share. GSWC has been in settlement negotiations with all the parties involved in the electric general rate case for new rates in years 2013 through 2016. Those negotiations have resulted in an agreement in principle and GSWC anticipates that a settlement agreement will be filed with the CPUC in the second quarter of 2014. A final decision from the CPUC is expected in late 2014. Pending a final decision on this rate case, electric revenues have been recorded using 2012 adopted levels authorized by the CPUC.

Contracted Services

Diluted earnings from contracted services decreased by $0.03 per share as compared to the same period in 2013, mainly as a result of an expected reduction in planned renewal and replacement ("R&R") capital work, primarily at the Fort Bliss and Fort Jackson military bases. Overall construction activity is expected to increase during the remainder of 2014 as compared to the first quarter; however, R&R construction will continue to vary from year-to-year over the remaining term of the 50-year contracts with the U.S. government. The decrease in construction activity resulting in lower earnings was partially offset by a decrease in outside services expense as compared to the same period in 2013.

Non-GAAP Financial Measures

This press release includes a discussion on the water gross margin, which is computed by taking total water revenues, less total water supply costs. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses the water gross margin and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q for the quarter ended March 31, 2014 filed with the Securities and Exchange Commission.

First Quarter 2014 Earnings Release Conference Call

The Company will host a conference call tomorrow, May 7, 2014 at 2:00 p.m. Eastern Time. Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com and clicking the “Investors” button at the top of the page.

The call will also be archived on our website and can be replayed beginning Wednesday, May 7, 2014 at 5:00 p.m. Eastern Time and will run through Wednesday, May 14, 2014.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 257,000 customers located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954. On May 5, 2014, the Board of Directors approved a quarterly dividend of $0.2025 per share on the Common Shares of the Company.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets
	March 31,	December 31,
(in thousands)	2014	2013
	(Unaudited)
Assets
Utility Plant-Net	$983,929	$981,477
Goodwill	1,116	1,116
Other Property and Investments	15,828	15,806
Current Assets	213,242	191,617
Regulatory and Other Assets	119,656	120,167
Total Assets	$1,333,771	$1,310,183
Capitalization and Liabilities
Capitalization	$821,809	$818,483
Current Liabilities	119,076	100,906
Other Credits	392,886	390,794
Total Capitalization and Liabilities	$1,333,771	$1,310,183

Condensed Statements of Income	Three months ended
(in thousands, except per share amounts)	March 31,
	2014	2013
	(Unaudited)
Operating Revenues
Water	$70,757	$69,233
Electric	10,456	10,734
Contracted services	20,732	30,585
Total operating revenues	$101,945	$110,552

Operating Expenses
Water purchased	$11,224	$10,732
Power purchased for pumping	1,964	1,639
Groundwater production assessment	3,540	3,187
Power purchased for resale	2,699	3,680
Supply cost balancing accounts	818	1,371
Other operation	6,947	5,454
Administrative and general	20,184	17,907
Depreciation and amortization	10,530	9,816
Maintenance	3,489	3,934
Property and other taxes	4,325	4,148
ASUS construction	13,457	20,733
Net gain on sale of property	-	(12)
Total operating expenses	$79,177	$82,589

Operating income	$22,768	$27,963

Other Income and Expenses
Interest expense	(5,627)	(5,778)
Interest income	112	187
Other, net	125	342
Total other income and expenses	(5,390)	(5,249)

Income Before Income Tax Expense	$17,378	$22,714
Income tax expense	6,357	9,249
Net Income	$11,021	$13,465

Weighted average shares outstanding	38,747	38,529
Basic earnings per Common Share	$0.28	$0.35

Weighted average diluted shares	38,944	38,772
Fully diluted earnings per Common Share	$0.28	$0.35

Dividends Declared Per Common Share	$0.2025	$0.1775

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707